EXHIBIT 10.22
Amended and Restated Coach, Inc. 2010 Stock Incentive Plan
Restricted Stock Unit Award Grant Notice and Agreement

NAME

Coach, Inc. (the “Company”) is pleased to confirm that you have been granted a restricted stock unit award (the “Award”), effective as of GRANT DATE (the “Award Date”), as provided in this agreement (the “Agreement”) pursuant to the Amended and Restated Coach, Inc. 2010 Stock Incentive Plan (as amended, restated or otherwise modified from time to time, the “2010 Stock Incentive Plan” or the “Plan”):
1.    Award. Subject to the restrictions, limitations and conditions as described below, the Company hereby awards to you as of the Award Date:
# of RSUs restricted stock units (“RSUs”)
which are considered Restricted Stock Unit Awards under the Plan. Upon vesting, each RSU shall convert into one share of the Company’s common stock (collectively, the “Shares”), as provided in the Plan. While the restrictions are in effect, the RSUs are not transferable by the Participant by means of sale, assignment, exchange, pledge, or otherwise.
2.    Vesting. The RSUs will remain restricted and may not be sold or transferred by you until the third anniversary of the Award date (the “Vesting Date”). Subject to sections 4, 5 and 6 below, if you are continuously employed by the Company or any of its affiliates (collectively, the “Coach Companies”) from the Award Date until the Vesting Date, the Award will vest in full on the Vesting Date.
If your employment is terminated by the Company without Cause (as defined below) upon, or during the 12-month period immediately following a Change in Control (as defined in Annex A) (a “Change in Control Termination”), then all unvested RSUs will become fully vested, effective immediately upon such termination.
3.    Distribution of the Award. As soon as practicable after the Vesting Date, the Company will release the Award. Applicable withholding taxes will be settled by withholding a number of Shares with a market value not less than the amount of such taxes, and the appropriate number of Shares distributed will be delivered to you; provided, that in the event that the Company is liquidated in bankruptcy, (1) the Company will not release Shares pursuant to the Award and (2) all payments made pursuant to the Award will be made in cash equal to the fair market value of Coach, Inc. common stock on the distribution date multiplied by the number of RSUs.
4.    Death, Total Disability or Retirement. If you cease active employment with the Coach Companies because of your death or Permanent and Total Disability (as defined below), the RSUs will vest as of the date of death or the date you are determined to be Permanently and Totally Disabled. For purposes of the foregoing, “Permanent and Total Disability” means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve months.

In the case of your Retirement (as defined below), the RSUs will remain outstanding and will be eligible to become vested on the Vesting Date. For purposes of the foregoing, “Retirement” shall mean your voluntary departure from employment with the Coach Companies if either: (1) you have attained age 65 and five years of service with the Coach Companies or (2) you have attained age 55 and ten years of service with the Coach Companies.
5.    Severance Event Termination and Non-Severance Event Termination.
(a)    Severance Event Terminations. If your employment with the Coach Companies is terminated by the Coach Companies prior to the Vesting Date and you are eligible to receive severance benefits under any written severance plan or policy of the Coach Companies or an employment agreement between you and the Coach Companies in connection with such termination (collectively, a “Severance Event Termination”), then in the event the Vesting Date occurs during the Severance Period (as defined below), the RSUs will remain outstanding and will be eligible to become vested on the Vesting Date. For purposes of the foregoing, “Severance Period” shall mean the period during which you are eligible for and actually receive severance payments, pursuant to a written severance plan or policy of the Coach Companies or an employment agreement between you and the Coach Companies following your termination of employment.
(b)    Voluntary Termination and Non-Severance Event Termination. If your employment terminates (i) for reasons other than your death, Permanent and Total Disability, Retirement or a Change in Control Termination and (ii) such termination is not a Severance Event Termination (i.e., you voluntarily terminate your employment with the Coach Companies or your employment is terminated by the Coach Companies and you are not eligible for severance pay under the written severance plans or policies of the Coach Companies or an employment agreement between you and the Coach Companies, including, for the avoidance of doubt, if your employment with the Coach Companies is terminated due to poor performance, as determined in the sole discretion of the Committee), then the RSUs that have not yet vested on the date your employment terminates will be automatically forfeited as of such date.

6.    Forfeiture.

(a)     Notwithstanding anything contained in this Agreement to the contrary, (i) if your employment with the Coach Companies is terminated for Cause (as defined below) (a “Termination for Cause”), (ii) if you elect to terminate your employment with the Coach Companies (including in the event of your Retirement) and you do not provide the Coach Companies with twelve (12) weeks advance written notice of your intent to terminate your employment (“Termination without Notice”), or (iii) if you engage in any activity inimical, contrary or harmful to the interests of the Coach Companies during your employment with the Coach Companies or at any time during the period ending one (1) year after your employment with the Coach Companies terminates, including but not limited to (A) violating any of the Restrictive Covenants (as defined below), (B) violating any business standards established by the Company, or (C) participating in any activity not approved by the Board of Directors which is reasonably likely to contribute to or result in a Change in Control, as defined in Article 2 of the Stock Incentive Plan (such activities to be collectively referred to as “Wrongful Conduct”), then (x) this Award, to the extent it remains restricted, shall be forfeited automatically on the date on which you first engaged in such Wrongful Conduct or the date of your Termination for Cause or Termination without Notice, whichever is applicable, and (y) you shall pay to the Company in cash or Shares any Financial Gain (as defined below) you realize from the vesting of these RSUs within the twelve (12) month period (if your role is at the Corporate level of Vice President or higher) or six (6) month period (if your role is below the Corporate level of Vice President) immediately preceding the date on which you first engaged in such Wrongful Conduct or the date of your Termination for Cause or Termination without Notice. For the two (2) year period following a Change of Control, as defined in the Plan, items (A), and (B) shall not constitute Wrongful Conduct.
(b)    For purposes of this Agreement, (1) “Cause” shall mean fraud, misappropriation, embezzlement or other act of material misconduct against the Coach Companies; substantial and willful failure to render services in accordance with the terms of your duties as an employee, provided that (A) a demand for performance of services had been delivered to you at least thirty (30) days prior to your termination identifying the manner in which you have failed to perform and (B) thereafter you fail to remedy such failure to perform; conviction of or plea of guilty or nolo contendere to a felony; or violation of any business standards established by the Company; and (2) “Financial Gain” shall equal, on each Vesting Date during the twelve (12) month period (if your role is at the Corporate level of Vice President or higher) or six (6) month period (if your role is below the Corporate level of Vice President) immediately preceding such Wrongful Conduct or termination, the fair market value of the Common Stock on such Vesting Date, multiplied by the number of RSUs vesting on such Vesting Date (without reduction for any Shares of Common Stock sold or surrendered in payment of taxes, etc.).
(c)    For purposes of this Agreement, “Restrictive Covenants” shall mean your agreement not to (i) compete directly or indirectly (either as owner, employee or agent of a Competitive Business (as defined below)) with any of the businesses of the Coach Companies, (ii) make, directly or indirectly, a five percent (5%) or more investment in a Competitive Business, or any new luxury accessories business that competes directly with the existing or planned product lines of the Coach Companies, (iii) solicit any present or future employees or customers of the Coach Companies to terminate such employment or business relationship(s) with the Coach Companies, in the case of each of (i), (ii) and (iii), at any time during your employment with the Coach Companies or at any time during the period ending one (1) year after your employment with the Coach Companies terminates, or (iv) disclose or misuse any confidential information regarding the Coach Companies at any time. You acknowledge and agree that the Company is granting you the Award in consideration of your agreement to be bound by the Restrictive Covenants. Accordingly, if you breach any of the Restrictive Covenants, in addition to the forfeiture and claw-back consequences described in Section 6(a), the Company shall be entitled to recover any damages incurred as a result of such breach. You further acknowledge and agree that the Coach Companies would be irreparably harmed by any breach of the Restrictive Covenants and that money damages would be an inadequate remedy for any such breach and, accordingly, in the event of your breach or threatened breach of any of the Restrictive Covenants, the Company may, in addition to any money damages or other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the Restrictive Covenants. For the avoidance of doubt, the remedies in law and in equity for any breach of the Restrictive Covenants set forth in this Section 6(c) are in addition to, and cumulative of, the claw-back and forfeiture provisions set forth in Section 6(a).

(d)    For purposes of this Agreement, “Competitive Business” shall mean any entity (including its subsidiaries, parent entities and other affiliates) that, as of the relevant date, the Committee has designated in its sole discretion as an entity that competes with any of the businesses of the Coach Companies; provided, that (i) the list of Competitive Businesses shall not exceed the total number of entities shown below for the region in which your employment is based (ii) such entities are the same entities used for any list of competitive entities for any other arrangement with an executive of the Company, and (iii) you will only be restricted from those entities on the list as of the date of the termination of your employment with the Coach Companies. A current list of Competitive Businesses, including any changes made to the list by the Committee, shall be maintained on the Company intranet. Each entity included in the list of entities designated as Competitive Businesses at any given time shall include any and all subsidiaries, parent entities and other affiliates of such entity.
The following entities, together with their respective subsidiaries, parent entities and other affiliates, have been designated by the Committee as Competitive Businesses as of the date of this Agreement for Company Employees employed by the Company’s North American entities or Global Operations division (regardless of the employee’s geographic place of work or residence) excluding those described in the paragraph below: Burberry Group PLC; Diane von Furstenberg Studio, L.P.; Cole Haan LLC; Fast Retailing Co., Ltd.; The Gap, Inc.; Kering; J. Crew Group, Inc.; Fung Group; L Brands, Inc.; Kate Spade and Company; LVMH Moet Hennessy Louis Vuitton SA; Michael Kors Holdings Limited; PVH Corp.; Rag & Bone; Ralph Lauren Corporation; Prada, S.p.A.; Proenza Schouler; Tory Burch LLC; Tumi Holdings, Inc.; and V.F. Corporation.
The following entities, together with their respective subsidiaries, parent entities and other affiliates, have been designated by the Committee as Competitive Businesses as of the date of this Agreement for Company employees employed by the retail businesses operated by the Company (either directly or in a joint venture) outside of North America (regardless of the employee’s geographic place of work or residence): adidas AG; Burberry Group PLC; Chanel S.A.; Cole Haan LLC; Club 21 Pte Ltd; Fast Retailing Co., Ltd; Salvatore Ferragamo S.p.A.; Furla S.p.A.; The Gap, Inc.; Kering; H & M Hennes & Mauritz AB; Hermes International SA; Kate Spade and Company; LVMH Moet Hennessy Louis Vuitton SA; Michael Kors Holdings Limited; PVH Corp.; Ralph Lauren Corporation; Prada, S.p.A.; Compagnie Financiere Richemont SA; Tod’s S.p.A.; Tory Burch LLC; Industria de Diseño Textil, S.A.
By accepting these RSUs, you consent to and authorize the Coach Companies to deduct from any amounts payable by the Coach Companies to you any amounts you owe to the Company under this section. This right of set-off is in addition to any other remedies the Company may have against you for your breach of this Agreement. Your obligations under this section shall be cumulative (but not duplicative) of any similar obligations you have under this Agreement or pursuant to any other agreement with the Company.
7.    Award Not Transferable. This Award will not be assignable or transferable by you, other than by a qualified domestic relations order or by will or by the laws of descent and distribution, and will be exercisable during your lifetime only by you (or your legal guardian or personal representative).
8.    Transferability of Award Shares. The Shares you will receive under the Award generally are freely tradeable in the United States. However, you may not offer, sell or otherwise dispose of any Shares in a way which would: (a) require the Company to file any registration statement with the Securities and Exchange Commission (or any similar filing under state law or the laws of any other country) or to amend or supplement any such filing or (b) violate or cause the Company to violate the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, any other state or federal law, or the laws of any other country. The

Company reserves the right to place restrictions required by law on Common Stock received by you pursuant to this Award.
9.    Conformity with the Plan. This Award is intended to conform in all respects with, and is subject to applicable provisions of, the Plan. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. By your acceptance of this Agreement, you agree to be bound by all of the terms of this Agreement and the Plan.
10.    No Rights to Continued Employment. Nothing in this Agreement confers any right on you to continue in the employ of the Coach Companies or affects in any way the right of any of the Coach Companies to terminate your employment at any time with or without cause.
11.     Nature of Grant. In accepting the RSUs, you acknowledge and agree that:

(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)    the award of RSUs is voluntary and occasional and does not create any contractual or other right to receive future awards of RSUs, or benefits in lieu of RSUs, even if RSUs have been awarded in the past;

(c)    all decisions with respect to future awards, if any, shall be at the sole discretion of the Company;

(d)    your participation in the Plan is voluntary;

(e)    the award of RSUs and the Shares subject to the RSUs are extraordinary items that (i) do not constitute compensation of any kind for services of any kind rendered to the Company or any Affiliate, and (ii) are outside the scope of your employment or service contract, if any;

(f)    the RSUs and the Shares subject to the RSUs, and the income and value of same, are not intended to replace any pension rights or compensation;

(g)    the award of RSUs and the Shares subject to the RSUs, and the income and value of same are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any Affiliate;

(h)    the award of RSUs and your participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Company, the Employer or any other Affiliate, and shall not interfere with the ability of the Company, the Employer or any other Affiliate, as applicable, to terminate your employment or service relationship (if any);

(i)	the future value of the underlying the Shares is unknown and cannot be predicted with certainty;

(j)    the value of the Shares acquired upon vesting/settlement of the RSUs may increase or decrease in value;

(k)    no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from the termination of your employment or continuous service (for any reason whatsoever, whether or not later found to be invalid or in breach of applicable labor laws or the terms of your employment or service agreement, if any), and in consideration of the grant of the RSUs to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company , the Employer or any other Affiliate, waive your ability, if any, to bring any such claim, and release the Company, the Employer and its other Affiliates from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(l)    except as may be determined by the Administrator pursuant to the authority delegated to him under the Plan and as otherwise provided in Sections 4 and 5, above, in the event of the termination of your employment or continuous service (whether or not later found to be invalid or in breach of applicable labor laws or the terms of your employment or service agreement, if any), your right to vest in RSUs under the Plan will terminate effective as of the date you are no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of termination of employment (whether or not later found to be invalid or in breach of applicable labor laws or the terms of your employment or service agreement, if any), and the Administrator shall have the exclusive discretion to determine when you are no longer actively employed for purposes of your RSUs;

(m)    the RSU and the benefits under the Plan , if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability;

(n)    neither the Company, the Employer nor any other Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to you pursuant to the settlement of the RSUs or the subsequent sale of any Shares acquired upon vesting/settlement;

(o)    the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan or your acquisition or sale of the underlying Shares; and

(p)    You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

12.	Withholding.

(a)     Regardless of any action the Company or your actual employer takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (the “Tax Related Items”), you acknowledge that the ultimate liability for all Tax Related

Items legally due by you is and remains your responsibility and may exceed the amount actually withheld by the Company or your actual employer. You further acknowledge that the Company and/or your actual employer (i) make no representations or undertakings regarding the treatment of any Tax Related Items in connection with any aspect of the RSUs, including the grant of the RSUs, the vesting of the RSUs, the conversion of the RSUs into Shares or the receipt of an equivalent cash payment, the subsequent sale of any Shares acquired at vesting and the receipt of any dividends and/or dividend equivalents; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate your liability for Tax Related Items or achieve any particular tax result. Further, if you have become subject to tax in more than one jurisdiction between the Award Date and the date of any relevant taxable event, you acknowledge that the Company and or your actual employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)    Unless you determine (or are required) to satisfy the Tax Related Items by some other means in accordance with the next following paragraph, or the Company provides for an alternative means for you to satisfy the Tax Related Items (including through the withholding of cash or Shares issued to you in respect of the settlement of the RSUs) if permissible under local law, your acceptance of these RSUs constitutes your instruction and authorization to the Company and any brokerage firm determined acceptable to the Company for such purpose to withhold cash or Shares the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the applicable Tax Related Items.

(c)    The Company will not issue any Shares to you until you satisfy the Tax Related Items. You acknowledge that the Company has the right to retain without notice from Shares or cash issued under the Award or from salary or other amounts payable to you, Shares or cash having a value sufficient to satisfy the Tax Related Items. To avoid negative accounting treatment, the Company may withhold or account for Tax Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the Tax Related Items is satisfied by withholding in Shares, for tax purposes, you shall be deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan.
13.     Data Privacy. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your Data (as defined below) by and among, as necessary and applicable, the Employer, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.
You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, and job title, any Common Stock or directorships held in the Company, and details of the RSUs or any other restricted stock units or other entitlement to Shares awarded, canceled, vested, unvested or outstanding in your favor (“Data”), for the purpose of implementing, administering and managing the Plan. You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere, including outside the European Economic Area, and that the recipients’ country may have different data privacy laws and protections than your country. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any Shares acquired upon vesting of the RSUs or any other restricted stock units or other entitlement to Shares.
You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. Participant understands that Data shall be held as long as is reasonably necessary to implement, administer and manage your participation in the Plan, and you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing your consent is that the Company would not be able to grant you RSUs or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing such consent may affect your ability to participate in the Plan. In addition, you understand that the Company and its Affiliates have separately implemented procedures for the handling of Data which the Company believes permits the Company to use the Data in the manner set forth above notwithstanding your withdrawal of such consent. For more information on the consequences of refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.
14.    Miscellaneous.
(a)    Amendment or Modifications. The grant of this Award is documented by the minutes of the Committee or by documents produced by the Company as authorized by such minutes, which records are the final determinant of the number of Shares granted and the conditions of this grant. The Committee may amend or modify this Award in any manner to the extent that the Committee would have had the authority under the Plan initially to grant such Award, provided that no such amendment or modification shall directly or indirectly impair or otherwise adversely affect your rights under this Agreement without your consent. Except as in accordance with the two immediately preceding sentences, this Agreement may be amended, modified or supplemented only by an instrument in writing signed by both parties hereto.
(b)    Governing Law. All matters regarding or affecting the relationship of the Company and its stockholders shall be governed by the General Corporation Law of the State of Maryland. All other matters arising under this Agreement shall be governed by the internal laws of the State of New York, including matters of validity, construction and interpretation. You and the Company agree that all claims in respect of any action or proceeding arising out of or relating to this Agreement shall be heard or determined in any state or federal court sitting in New York, New York and you and the Company agree to submit to the jurisdiction of such courts, to bring all such actions or proceedings in such courts and to waive any defense of inconvenient forum to such actions or proceedings. A final judgment in any action or proceeding so brought shall be conclusive and may be enforced in any manner provided by law. Furthermore, you agree to reimburse the Company for any and all reasonable attorney’s fees and expenses related to the enforcement of this Agreement.
(c)    Successors and Assigns. Except as otherwise provided herein, this Agreement will bind and inure to the benefit of the respective successors and permitted assigns and heirs and legal representatives of the parties hereto whether so expressed or not.
(d)    Severability. Whenever feasible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.
(e)    Forfeiture if Not Accepted. This Company’s grant to you of these RSUs is conditioned upon your acceptance of the terms of this Agreement. If you do not accept this Agreement (by returning a signed copy of this Agreement to the Coach Human Resources Department or by electronically accepting it online, as applicable) prior to the first anniversary of the Award Date, then the Company shall have the right to terminate this Agreement and cancel the RSUs without further notice to you.
(f)    Language. If you have received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
(g)    Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

15.    Annexes. Notwithstanding any provisions in this Agreement, the RSU grant shall be subject to any special terms and conditions as set forth in any annex to this Agreement. Moreover, if you relocate to one of the countries included Annex B, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Annexes constitute part of this Agreement.
16.    Imposition of Other Requirements: The Company reserves the right to impose other requirements on your participation in the Plan, on the RSU and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable to comply with local law or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
17.    Insider Trading Restrictions/Market Abuse Laws. You acknowledge that, depending on your country of residence, you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to acquire or sell Shares or rights to Shares (e.g., RSUs) under the Plan during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in your country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you are advised to speak to your personal advisor on this matter.

18.    Waiver. You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other Holder.

In witness whereof, the parties hereto have executed and delivered this agreement.
COACH, INC.
Sarah Dunn Global Human Resources Officer
Date: Date of Grant

I acknowledge that I have read and understand the terms and conditions of this Agreement and of the Plan and I agree to be bound thereto.
AWARD RECIPIENT:

__________________________________
NAME
Date: _____________________________

ANNEX A
DEFINITION OF “CHANGE IN CONTROL”

A “Change in Control” shall occur upon any of the following events:
(i)    A “Person” (which term, for purposes of this section, shall have the meaning it has when it is used in Section 13(d) of the Exchange Act, but shall not include the Company, any underwriter temporarily holding securities pursuant to an offering of such securities, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Voting Stock of the Company) is or becomes the Beneficial Owner (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of voting stock representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities; or
(ii)    The Company consummates a reorganization, merger or consolidation of the Company or the Company sells, or otherwise disposes of, all or substantially all of the Company’s property and assets, or the stockholders of the Company approve a liquidation or dissolution of the Company (other than a reorganization, merger, consolidation or sale which would result in all or substantially all of the beneficial owners of the voting stock of the Company outstanding immediately prior thereto continuing to beneficially own, directly or indirectly (either by remaining outstanding or by being converted into voting securities of the resulting entity), more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such entity resulting from the transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s property or assets, directly or indirectly) outstanding immediately after such transaction in substantially the same proportions relative to each other as their ownership immediately prior to such transaction); or
(iii)    During any period of 12 consecutive months, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in paragraphs “i" or “ii” above) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the Directors then still in office who either were Directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof.

ANNEX B

COUNTRY-SPECIFIC PROVISIONS
(International Award Recipients)

This Annex includes additional terms and conditions that govern your RSU Award if you reside in one of the countries listed herein. Capitalized terms used but not defined herein shall have the same meanings ascribed to them in the Agreement or the Plan.

This Annex may also include information regarding exchange controls and certain other issues of which you should be aware with respect to your participation in the Plan. The information is based on the securities, exchange control and other laws concerning options in effect as of August 2014. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information noted herein as the only source of information relating to the consequences of your participation in the Plan as the information may be out of date at the time you vest in your RSUs or sell your Shares acquired under the Plan.

In addition, this Annex is general in nature, does not discuss all of the various laws, rules and regulations which may apply to your particular situation and the Company is not in a position to assure you of any particular result. Accordingly, you are strongly advised to seek appropriate professional advice as to how the relevant laws in your country apply to your specific situation.

If you reside in a country but are considered a citizen or resident of another country for purposes of the country in which you reside, the information contained in this Annex may not be applicable.

CANADA

RSUs Payable Only in Shares. Notwithstanding any discretion in the Plan or anything to the contrary in the Agreement, the grant of RSUs does not provide any right for you to receive a cash payment, and the RSUs are payable in Shares only.

Nature of Grant. The following provision replaces Section 11(l) of the Grant Agreement:

(l) except as may be determined by the Administrator pursuant to the authority delegated to him under the Plan and as otherwise provided in Sections 4 and 5, above, in the event of the termination of your employment or continuous service (whether or not later found to be invalid or in breach of applicable labor laws or the terms of your employment or service agreement, if any), your right to vest in RSUs under the Plan, if any, will terminate effective as of the earlier of (i) the date upon which your employment or continuous service is terminated by the Company or your actual employer; (ii) the date upon which you receive written notice of termination of your employment or continuous service from the Company or your actual employer; or (iii) the date upon which you are no longer actively employed or providing services to the Company or your actual employer, and in all cases will not be extended by any notice period mandated under local law (e.g., active employment or service would not include any contractual notice period or any period of “garden leave” or similar period mandated pursuant to applicable labor laws or the terms of your employment or service agreement, if any); the Administrator shall have the exclusive discretion to determine when you are no longer actively employed for purposes of your RSUs (including whether you may still be considered to be providing services while on a leave of absence).

Data Privacy. This provision supplements Section 13 of the Grant Agreement:

You hereby authorize the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. You further authorize the Company and any Affiliates and the administrator of the Plan to disclose and discuss the Plan with their advisors. You further authorize your employer to record such information and to keep such information in your employee file.

Consent to Receive Information in English. The following provisions will apply if you are a resident of Quebec:

The parties acknowledge that it is their express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé que cette convention («Agreement») soit rédigée en anglais, ainsi que tous les documents, avis et procédures judiciaires, éxécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à la présente.

Securities Law Information. You are permitted to sell Shares acquired under the Plan through the designated broker appointed under the Plan, if any, provided the sale of Shares acquired under the Plan takes place outside of Canada through the facilities of a stock exchange on which the Shares are listed (i.e., the New York Stock Exchange).

Foreign Asset/Account Reporting Information. Foreign property (including Shares) held by Canadian residents must be reported annually on Form T1135 (Foreign Income Verification Statement) if the total value of such foreign property exceeds C$100,000 at any time during the year. It is not certain if unvested RSUs constitute foreign property that needs to be reported on Form T1135. The form must be filed by April 30th of the following year. You should consult with your personal tax advisor to determine if the reporting obligation applies to your personal situation.

CHINA

Manner of Sale. This provision supplements Section 3 of the Grant Agreement and is applicable to you if you are a PRC national residing in China, unless otherwise determined by the Company or required by SAFE:

You agree that, at the Company’s discretion and instruction, any or all of the Shares issued upon vesting/settlement of the RSUs may be sold, either immediately upon vesting or within six months (or such shorter period as may be required under applicable legal or exchange control requirements) following the termination of your employment for any reason. Your acceptance of the RSUs constitutes your authorization for the Company to instruct its designated broker to assist with the sale of such Shares (on your behalf pursuant to this authorization without further consent) and you expressly authorize the Company’s designated broker to complete the sale of such Shares. You acknowledge that the Company’s designated broker is under no obligation to arrange for the sale of the Shares at any particular price. Upon the sale of the Shares, the Company agrees to pay you the cash proceeds from the sale of the Shares, less brokerage fees and subject to any obligation to satisfy Tax Related Items.

Exchange Control Restrictions. The following provision applies to you if you are a PRC national residing in China, unless otherwise determined by the Company or required by SAFE:

You understand and agree that, due to exchange control laws in China, you must immediately repatriate the proceeds from the sale of Shares to China. You further understand that such repatriation of the proceeds will need to be effected through a special exchange control account established by the Company or an Affiliate, and you hereby consent and agree that the proceeds from sale of RSU’s may be transferred to such special account prior to being delivered to you. You agree to bear any currency fluctuation risk between the time the Shares are sold and the time the sale proceeds are distributed to you. The Company is under no obligation to secure any exchange conversion rate. You further agree to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.

HONG KONG

RSUs Payable Only in Shares. Notwithstanding any discretion in the Plan or anything to the contrary in the Agreement, the grant of RSUs does not provide any right for you to receive a cash payment, and the RSUs are payable in Shares only.

Sale of Shares. In the event the RSUs vest within six months of the Award Date, you agree that you will not dispose of the Shares acquired prior to the six-month anniversary of the Award Date.

Securities Law Notification. WARNING: The RSUs and the Shares issued upon vesting do not constitute a public offering of securities under Hong Kong law and are available only to certain Eligible Individuals. The Agreement, the Plan and other incidental communication materials distributed in connection with the RSUs have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong. In addition, the documents have not been reviewed by any regulatory authority in Hong Kong. The RSUs are intended only for the personal use of each Holder, and may not be distributed to any other person. If you are in any doubt about any of the contents of the Agreement or the Plan, you should obtain independent professional advice.

ITALY

Data Privacy. This provision replaces Section 13 of the Grant Agreement:
You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your Data (as defined below) by and among, as necessary and applicable, the Employer, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, and job title, any Common Stock or directorships held in the Company, and details of the RSUs or any other restricted stock units or other entitlement to Shares awarded, canceled, vested, unvested or outstanding in your favor (“Data”), for the purpose of implementing, administering and managing the Plan.

You also understand that providing the Company with Data is necessary for the performance of the Plan and that your denial to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect your ability to participate in the Plan. The Controller of personal data processing is Coach, Inc. with registered offices at 516 West 34th Street, New York, New York, 10001, U.S.A., and, pursuant to Legislative Decree no. 196/2003, its representative in Italy is Coach Italy S.r.l., 516 W. 34th Street, NY, NY 10001, USA.

You understand that Data will not be publicized, but it may be transferred to banks, other financial institutions or brokers involved in the management and administration of the Plan. You further understand that the Company and/or any Affiliate will transfer Data among themselves as necessary for the purpose of implementing, administering and managing your participation in the Plan, and that the Company and/or any Affiliate may further transfer Data to third parties assisting the Company in the implementation, administration and management of the Plan, including any requisite transfer of such Data to a broker or other third party with whom you may elect to deposit any Shares acquired upon vesting of the RSUs or any other restricted stock units or other entitlement to Shares. Such recipients may receive, possess, use, retain and transfer Data in electronic or other form, for the purposes of implementing, administering and managing Participant’s participation in the Plan. You understand that these recipients may be located in or outside the European Economic Area, such as in the United States or elsewhere. Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Data as soon as it has accomplished all the necessary legal obligations connected with the management and administration of the Plan.

You understand that Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.

The processing activity, including communication, the transfer of Data abroad, including outside of the European Economic Area, as herein specified and pursuant to applicable laws and regulations, does not require you consent thereto as the processing is necessary to performance of contractual obligations related to implementation, administration and management of the Plan. You understand that, pursuant to Section 7 of the Legislative Decree no. 196/2003, you have the right to, including but not limited to, access, delete, update, correct or stop, for legitimate reason, the Data processing. Furthermore, you are aware that Data will not be used for direct marketing purposes. In addition, Data provided can be reviewed and questions or complaints can be addressed by contacting your local human resources representative.

Plan Document Acknowledgment. In accepting the Award, you acknowledge that you have received a copy of the Plan and the Agreement and reviewed the Plan and the Agreement in their entirety and fully understand and accept all provisions of the Plan and the Agreement.

You further acknowledge that you have read and specifically and expressly approve the following sections of the Grant Agreement: Section 11. Nature of Grant; Section 12. Withholding; Section 14(b). Governing Law; Section 14(d). Severability; Section 14(f). Language; Section 14(g). Electronic Delivery and Acceptance; Section 16. Imposition of Other Requirements; and the Data Privacy section above.

Foreign Asset/Account Reporting Information. If you are an Italian resident and at any time during the fiscal year hold investments or financial assets outside of Italy (e.g., cash, Shares) which may generate income taxable in Italy (or if you are the beneficial owner of such an investment or asset, even if you do not directly hold the investment or asset under Italian money laundering provisions), you are required to report such investments or assets on your annual tax return for such fiscal year (on UNICO Form, RW Schedule) or on a special form if you are not required to file a tax return.

Foreign Asset Tax Information. The value of financial assets held outside of Italy by individuals resident of Italy is subject to a foreign asset tax. Beginning 2014, such tax is levied at an annual rate of 2 per thousand (0.2%).  The taxable amount will be the fair market value of the financial assets (including Shares) assessed at the end of the calendar year.

JAPAN

Foreign Asset/Account Reporting Information. You are required to report details of any assets held outside of Japan (including Shares acquired under the Plan as of December 31), to the extent such assets have a total net fair market value exceeding ¥50,000,000. Such report will be due by March 15 of the following year. You should consult with your personal tax advisor to determine if the reporting obligation applies to your personal situation.

KOREA

Exchange Control Information. Exchange control laws require Korean residents who realize US$500,000 or more from the sale of Shares or the receipt of dividends in a single transaction to repatriate the sale proceeds back to Korea within eighteen months of the sale/receipt.

Foreign Asset/Account Reporting Information. Korean residents must declare all foreign financial accounts (i.e., non-Korean bank accounts, brokerage accounts, etc.) to the Korean tax authority and file a report with respect to such accounts if the value of such accounts exceeds KRW 1 billion (or an equivalent amount in foreign currency).  You should consult with your personal tax advisor to determine if the reporting obligation applies to your personal situation.

LUXEMBOURG

There are no country-specific provisions.

MALAYSIA

Data Privacy. The following provisions replace Section 13 of the Grant Agreement:

You hereby explicitly, voluntarily and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in the Agreement and any other Award documentation by and among, as applicable, the Company, the Employer and any other Affiliate or any third parties authorized by same in assisting in the implementation, administration and management of your participation in the Plan.

Anda dengan ini secara eksplicit, secara sukarela dan tanpa sebarang keraguan mengizinkan pengumpulan, penggunaan dan pemindahan, dalam bentuk elektronik atau lain-lain, data peribadi anda seperti yang dinyatakan dalam Perjanjian Penganugerahan ini dan apa-apa dokumentasi Penganugerahan oleh dan di antara, sebagaimana yang berkenaan, Syarikat, Majikan dan Syarikat Sekutu lain atau mana-mana pihak ketiga yang diberi kuasa oleh yang sama untuk membantu dalam pelaksanaan, pentadbiran dan pengurusan penyertaan anda dalam Pelan tersebut.

You may have previously provided the Company and the Employer with, and the Company and the Employer may hold, certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, the fact and conditions of your participation in the Plan, details of all RSUs or any other entitlement to shares of stock awarded, cancelled, exercised, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

Sebelum ini, anda mungkin telah membekalkan Syarikat dan Majikan dengan, dan Syarikat dan Majikan mungkin memegang, maklumat peribadi tertentu tentang anda, termasuk, tetapi tidak terhad kepada, nama anda, alamat rumah dan nombor telefon, tarikh lahir, nombor insurans sosial atau nombor pengenalan lain, gaji, kewarganegaraan, jawatan, apa-apa syer dalam saham atau jawatan pengarah yang dipegang dalam Syarikat, fakta dan syarat-syarat penyertaan anda dalam Pelan tersebut, butir-butir semua RSUs atau apa-apa hak lain untuk syer dalam saham yang dianugerahkan, dibatalkan, dilaksanakan, terletak hak, tidak diletak hak ataupun bagi faedah anda (“Data”), untuk tujuan yang eksklusif bagi melaksanakan, mentadbir dan menguruskan Pelan tersebut.

 You also authorize any transfer of Data, as may be required, to a Company-designated Plan broker, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan and/or with whom any Shares acquired upon vesting of the RSUs are deposited.  You acknowledge that these recipients may be located in your country or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections to your country, which may not give the same level of protection to Data.  You authorize the Company, the stock plan service provider and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing your participation in the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan.

Anda juga memberi kuasa untuk membuat apa-apa pemindahan Data, sebagaimana yang diperlukan, kepada broker Pelan yang ditetapkan oleh Syarikat, atau pembekal perkhidmatan pelan saham lain sebagaimana yang dipilih oleh Syarikat pada masa depan, yang membantu Syarikat dalam pelaksanaan, pentadbiran dan pengurusan Pelan tersebut dan/atau dengan sesiapa yang mendepositkan saham yang diperolehi melalui pemberian hak RSUs. Anda mengakui bahawa penerima-penerima ini mungkin berada di negara anda atau di tempat lain, dan bahawa negara penerima (contohnya, Amerika Syarikat) mungkin mempunyai undang-undang privasi data dan perlindungan yang berbeza daripada negara anda, yang mungkin tidak boleh memberi tahap perlindungan yang sama kepada Data. Anda memberi kuasa kepada Syarikat, pembekal perkhidmatan pelan saham dan mana-mana penerima lain yang mungkin membantu Syarikat (masa sekarang atau pada masa depan) untuk melaksanakan, mentadbir dan menguruskan penyertaan Peserta dalam Pelan tersebut untuk menerima, memiliki, menggunakan, mengekalkan dan memindahkan Data, dalam bentuk elektronik atau lain-lain, semata-mata dengan tujuan untuk melaksanakan, mentadbir dan menguruskan penyertaan anda dalam Pelan tersebut.

You understand that you may request a list with the names and addresses of any potential recipients of Data by contacting your local human resources representative. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case, without cost, by contacting in writing your local human resources representative.  Further, you understand that you are providing the consents herein on a purely voluntary basis.  If you do not consent, or if you later seek to revoke the consent, your employment status and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing the consent is that the Company would not be able to grant future RSUs or other equity awards to you or administer or maintain such awards.  Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of the refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

Anda memahami bahawa anda boleh meminta senarai nama dan alamat mana-mana penerima Data dengan menghubungi wakil sumber manusia tempatan anda. Anda faham bahawa Data akan dipegang hanya untuk tempoh yang diperlukan untuk melaksanakan, mentadbir dan menguruskan penyertaan anda dalam Pelan tersebut. Anda memahami bahawa anda boleh, pada bila-bila masa, melihat data, meminta maklumat tambahan mengenai penyimpanan dan pemprosesan Data, meminta bahawa pindaan-pindaan dilaksanakan ke atas Data atau menolak atau menarik balik persetujuan dalam ini, dalam mana-mana kes, tanpa kos, dengan menghubungi secara bertulis wakil sumber manusia tempatan anda. Selanjutnya, anda memahami bahawa anda memberikan persetujuan di sini secara sukarela. Jika anda tidak bersetuju, atau jika anda kemudian membatalkan persetujuan anda, status pekerjaan atau perkhidmatan dan kerjaya anda dengan Majikan tidak akan terjejas; satunya akibat buruk jika anda tidak bersetuju atau menarik balik persetujuan anda adalah bahawa Syarikat tidak akan dapat memberikan RSU pada masa depan atau anugerah ekuiti lain kepada anda atau mentadbir atau mengekalkan anugerah tersebut. Oleh itu, anda memahami bahawa keengganan atau penarikan balik persetujuan anda boleh menjejaskan keupayaan anda untuk mengambil bahagian dalam Pelan tersebut. Untuk maklumat lanjut mengenai akibat keengganan anda untuk memberikan keizinan atau penarikan balik keizinan, anda memahami bahawa anda boleh menghubungi wakil sumber manusia tempatan anda.

Director Notification Obligation. If you are a director of the Company’s Malaysian Affiliate, you are subject to certain notification requirements under the Malaysian Companies Act. Among these requirements is an obligation to notify the Malaysian Affiliate in writing when you receive or dispose of an interest (e.g., RSUs, Shares) in the Company or any related company. Such notifications must be made within 14 days of receiving or disposing of any interest in the Company or any related company.

SINGAPORE
Securities Law Information. The grant of RSUs is being made in reliance on Section 273(1)(f) of the Securities and Futures Act (Cap. 289) (“SFA”), under which it is exempt from the prospectus and registration requirements under the SFA. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. You should note that the RSUs are subject to Section 257 of the SFA and Participant will not be able to make (i) any subsequent sale of the Shares in Singapore or (ii) any offer of such subsequent sale of the Shares subject to the RSUs in Singapore, unless such sale or offer in is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than Section 280) of the SFA (Chapter 289, 2006 Ed.).

Director Notification Obligation. If you are a director, associate director or shadow director of a Singapore Affiliate of the Company, you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singaporean Affiliate in writing when you receive an interest (e.g., RSUs, Shares) in the Company or any related companies. Please contact the Company to obtain a copy of the notification form. In addition, you must notify the Singapore Affiliate when you sell Option Shares of Company or any related company (including when you sell Option Shares acquired through exercise of your Option). These notifications must be made within two (2) days of acquiring or disposing of any interest in the Company or any related company. In addition, a notification must be made of your interests in the Company or any related company within two (2) days of becoming a director.
If you are a director, associate director or shadow director, you are advised to seek appropriate professional advice as to your reporting obligations under the Singapore Companies Act.

UNITED KINGDOM
Disapplication of Retirement Provisions in Section 4 of this Agreement.
The provisions set forth in Section 4 of this Agreement regarding continued vesting following termination of employment with the Coach Companies due to Retirement do not apply to Participants in the United Kingdom. In the event of such termination, the provisions set forth in Section 5(b) regarding voluntary termination of employment shall govern.
The following provisions supplement Section 3 of the Agreement:

Distribution of the Award. Regardless of any action the Company or any Affiliate employing you (the “Employer”) take with respect to any or all federal, state, local or foreign income tax, social insurance, payroll tax, payment on account or other tax related items (“Tax Related Items”), you acknowledge that the ultimate liability for all Tax Related Items associated with the RSUs is and remains your responsibility and that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant or vesting of the RSUs, the delivery of the Shares, the subsequent sale of Shares acquired at vesting and the receipt of any dividends or dividend equivalents; and (ii) do not commit to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate your liability for Tax Related Items. Further, if you have relocated to a different jurisdiction between the date of grant and the date of any taxable event, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable event, you shall pay or make adequate arrangements satisfactory to the Company and/or the Employer (in its sole discretion) to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Employer, in their sole discretion, to satisfy the obligations with regard to all Tax Related Items legally payable by you by one or a combination of the following: (i) require you to pay Tax-Related Items in cash with a cashier’s check or certified check; (ii) withholding cash from your wages or other compensation payable to you by the Company and/or the Employer; (iii) arranging for the sale of Shares otherwise issuable to you upon vesting of the RSUs (on your behalf and at your direction pursuant to this authorization); (iv) withholding from the proceeds of the sale of Shares acquired upon vesting of the RSUs; or (v) withholding in Shares otherwise issuable to you, provided that the Company withholds only the amount of Shares necessary to satisfy the minimum statutory withholding amount or such other amount as may be necessary to avoid adverse accounting treatment using the Fair Market Value of the Shares on the date of the relevant taxable event. You shall pay to the Company or the Employer any amount of Tax Related Items that the Company or the Employer may be required to withhold as a result of your participation in the Plan that are not satisfied by any of the means previously described. The Company may refuse to deliver the Shares to you if you fail to comply with your obligations in connection with the Tax Related Items as described in this Section.

If payment or withholding of income tax is not made within ninety (90) days of the end of the U.K. tax year in which the event giving rise to the income tax occurs, or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected income tax shall constitute a loan owed by you to your Employer, effective on the Due Date. You agree that the loan will bear interest at the then-current Official Rate of Her Majesty’s Revenue & Customs (“HMRC”), it will be immediately due and repayable, and the Company or your Employer may recover it at any time thereafter by any of the means referred to in this Appendix.

Notwithstanding the foregoing, if you are a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), you shall not be eligible for a loan from the Company to cover the income tax. In the event that you are a director or executive officer and income tax is not collected from or paid by you by the Due Date, the amount of any uncollected income tax may constitute a benefit to you on which additional income tax and national insurance contributions (“NICs”) may be payable. You understand that you will be responsible for reporting any income tax and NICs due on this additional benefit directly to HMRC under the self-assessment regime.

RSUs Payable Only in Shares. Notwithstanding any discretion in the Plan or anything to the contrary in the Agreement, the grant of RSUs does not provide any right for you to receive a cash payment, and the RSUs are payable in Shares only.

Joint Election for Transfer of the Employer’s Secondary Class 1 NICs Liability. As a condition of participation in the Plan and the vesting of the Award, you agree to accept any liability for secondary Class 1 NICs which may be payable by the Company and/or the Employer in connection with the RSUs and any event giving rise to Tax-Related Items (the “Employer NICs”). Without prejudice to the foregoing, you agree to execute a joint election with the Company, the form of such joint election being formally approved by HMRC (the “Joint Election”), in the form set forth in Exhibit A to this Annex, and any other required consent or election. You further agree to execute such other joint elections as may be required between you any successor to the Company and/or the Employer. You further agree that the Company and/or the Employer may collect the Employer NICs from him or her by any of the means set forth in this Appendix.

If you do not enter into a Joint Election prior to vesting of the Award, you will not be entitled to vest in the Shares unless and until you enter into a Joint Election and no Shares will be issued to you under the Plan, without any liability to the Company and/or the Employer.